UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) – May 8, 2006

BROADWING CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	0-30989	52-2041343
(State or other jurisdiction)	(Commission File Number)	(I.R.S. Employer of Incorporation Identification No.)

1122 Capital of Texas Highway

Austin, Texas 78746

(Address of principal executive offices)

Registrant’s telephone number, including area code: (512) 742-3700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry Into a Material Definitive Agreement

Broadwing Corporation (the “Company”) entered into a Purchase Agreement (the “Purchase Agreement”) dated as of May 9, 2006 with Jefferies & Co., Inc. and CIBC World Markets Corp. (collectively, the “Initial Purchasers”), relating to the private placement of $150,000,000 in aggregate principal amount of the Company’s 3.125% Convertible Senior Debentures due 2026 (the “Debentures”). The Purchase Agreement contains customary representations and warranties of the parties and indemnification and contribution provisions whereby the Company, on the one hand, and the Initial Purchasers, on the other hand, have agreed to indemnify each other against certain liabilities.

The Debentures will be convertible into the Company’s common stock at an initial fixed conversion rate of 60.2410 shares per $1,000 principal amount of Debentures (equivalent to an initial conversion price of approximately $16.60 per share, which represents a 25% premium based on a closing price of $13.28 per share on May 9, 2006), subject to adjustment in certain circumstances. In addition, the Debentures will accrue interest at a rate of 3.125% per annum payable semi-annually in cash. The net proceeds from the offering, after deducting the Initial Purchasers’ discount and the estimated offering expenses payable by the Company, are approximately $145 million assuming no exercise of the Initial Purchasers’ additional purchase option. The Company intends to use the net proceeds from the sale of the Debentures for general corporate purposes.

The Debentures will be redeemable at the Company’s option on or after May 15, 2013, at a redemption price equal to 100% of the principal amount of the Debentures being redeemed plus accrued and unpaid interest and any liquidated damages, if any. The Debentures will be subject to repurchase at the option of holders on May 15, 2013, May 15, 2016 and May 15, 2021, and upon the occurrence of certain designated events at a repurchase price equal to 100% of the principal amount of the Debentures being repurchased plus accrued and unpaid interest and any liquidated damages, if any.

The Debentures will be guaranteed on a senior basis by certain of the Company’s domestic subsidiaries.

Pursuant to the Purchase Agreement, the Company has also granted the Initial Purchasers a 30-day option to purchase up to an additional $30,000,000 principal amount of Debentures.

The Company will enter into a registration rights agreement, pursuant to which the Company will agree to use commercially reasonable efforts to file a registration statement to register the Debentures, the guarantees and the shares of common stock issuable upon conversion of the Debentures within 90 days from the closing of the transaction and to cause the registration statement to become effective within 180 days from the closing.

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Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Reference is made to the disclosure provided in response to Item 1.01 of this Form 8-K, with respect to the issuance by the Company of the Debentures to the Initial Purchasers, which disclosure is incorporated herein by this reference.

Item 3.02. Unregistered Sales of Equity Securities.

Reference is made to the disclosure provided in response to Item 1.01 of this Form 8-K, with respect to the issuance by the Company of the Debentures to the Purchasers, which disclosure is incorporated herein by this reference.

The Company offered and will sell the Debentures, the guarantees and the shares of common stock issuable upon conversion of the Debentures to the Initial Purchasers in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. The Initial Purchasers then will sell the securities to qualified institutional buyers pursuant to Rule 144A and to certain persons in offshore transactions pursuant to Regulation S under the Securities Act of 1933. The Company is relying on these exemptions from registration based in part on representations made by the Initial Purchasers in the Purchase Agreement.

The Debentures, the guarantees and the shares of common stock issuable upon conversion of the Debentures have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Item 7.01. Regulation FD Disclosure

On May 8, 2006, the Company announced in a press release the proposed offering of the Debentures. On May 10, 2006, the Company announced the pricing of the offering of the Debentures on May 9, 2006. The Company’s press releases are attached hereto as Exhibit 99.1 and Exhibit 99.2, respectively.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Press Release dated May 8, 2006

99.2	Press Release dated May 10, 2006

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BROADWING CORPORATION

By:	/s/ Lynn D. Anderson
Lynn D. Anderson Senior Vice President, Chief Financial Officer and Treasurer

Date: May 11, 2006

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